"***" indicates text omitted pursuant to a request for confidential treatment. Such material has been filed separately with the Securities and Exchange Commission.


                                 AMENDMENT NO. 1

         This AMENDMENT NO. 1 (the "Amendment"), dated as of January 25, 1998 (the "Amendment Effective Date"), by and among Tel-Save, Inc. ("TS"), a Pennsylvania corporation, and Tel-Save Holdings, Inc. ("Holdings"), a Delaware corporation, with their principal offices at 6805 Route 202, New Hope, Pennsylvania 18938, on the one hand, and America Online, Inc., a Delaware corporation with its principal offices at 22000 AOL Way, Dulles, Virginia 20166 ("AOL"), on the other hand (each a "party" and, collectively, the "parties").

                                  INTRODUCTION

         TS, Holdings and AOL are parties to the Telecommunications Marketing Agreement, dated as of February 22, 1997, as heretofore corrected and amended by letter, dated April 23, 1997 (as so corrected and amended to the date hereof, but without giving effect to this Amendment, the "Agreement"). Capitalized terms used in this Amendment without other definition are defined as in the Agreement. The parties have since considered further the marketing and advertising expenditures provided in the Agreement, and, in light of both parties' desire to increase the number of End Users of the Long Distance Telecommunications Services, hereby agree as follows:

                                      TERMS

1. The Agreement is amended to provide that references in the Agreement to "this Agreement" or "the Agreement" (including indirect references such as "hereunder," "hereby," "herein" and "hereof") shall be deemed to be references to the Agreement as amended hereby.

2. Section I.A of the Agreement is hereby amended to add the following definitions:

          "1.A.   "Additional  Promotion  Period"  means  the  period  from  the
          Amendment Effective Date through March 31, 1998 (as such period may be shortened as provided herein).

          "5.A. "Amendment" means the Amendment No. 1 to the Agreement dated as of the Amendment Effective Date.

          "5.B. "Amendment Effective Date" means January 25, 1998."

3. Section I.A.19 of the Agreement is amended to read in its entirety as follows:

          "19. "Gross  Revenues" for any calendar  quarter shall mean the sum of
          (a) total billings by TS to End Users for the provision of Services during such quarter and (b) if such billings are in a material amount, total billings by TS to any other end users of telecommunications services provided by TS that would meet the definition of "Restricted Services," which such other end users became such as a direct result of marketing by TS that used the AOL Marks or any variation of the

          AOL name (whether or not such marketing has been approved by AOL or is otherwise in compliance with this Agreement, and without waiver of AOL's rights hereunder with respect to such approval or compliance) ("Other End Users"), less * * * "

4. Section III.A.1 of the Agreement is amended to add "(a)" before "During each" at the beginning of such section and to add the following at the end of such section:

          "(b) Notwithstanding anything to the contrary in this Agreement, the parties agree that, commencing February 1, 1998 and until the end of the Additional Promotion Period, AOL shall provide TS with additional online promotions and advertisements, including Pop-Up Ads, in form and substance as determined pursuant to the foregoing portion of this
          Section III.A.1, with an Ad Value of at least * * * per month (or the pro-rata amounts thereof for portions of months) in addition to the Ad Values to be provided pursuant to Section III.A.1(a) (the "Additional Promotions"). Pop-Up Ads during the Additional Promotion Period shall be made available onscreen for at least * * * days (instead of the number required pursuant to Section I.A.31 hereof), and any Pop-Up Ads included by AOL during the Additional Promotion Period in excess of *
          * * Pop-Up Ads per month and any Pop-Up Ads included by AOL with TS's approval during the remainder of the Introductory Period in excess of
          * * * per month shall be counted toward AOL's  satisfaction of the * *
          * monthly requirement set forth in Section III.A.1(a) above. Following the expiration of the Additional Promotion Period, AOL shall not be obligated to provide any promotions or advertisements other than those promotions or advertisements that were required of AOL pursuant to the Agreement, but without regard to this Section III.A.1.(b).

          (c) In the event that AOL has not delivered each of the "AOL Deliverables" (as set forth in Attachment A) in accordance with the terms hereof or has not delivered the Ad Values of promotions and advertisements required by Sections III.A.1(a) and (b) to be provided during the Additional Promotion Period, in each case, on or before February 28, 1998, TS may elect in its sole discretion that the Additional Promotion Period end as of February 28, 1998 so long as TS has provided AOL with written notice of such election by fascimile to the attention of David Colburn (fax no. 703-265-1202) no later than 5:00 p.m. EST on February 28, 1998. In such case: (i) TS will be relieved of any obligation to pay AOL the bounties provided for hereunder with respect to any customers who first signed up for Services subsequent to February 28, 1998, (ii) the additional guaranteed amount to be paid by TS pursuant to this Amendment shall be as adjusted as described below and (iii) AOL will not deliver the additional promotions contemplated hereunder thereafter.

          (d) Except for those AOL Deliverables noted as "ongoing" obligations on Attachment A ("Ongoing Deliverables"), an AOL Deliverable shall be deemed delivered in the event AOL completes delivery of the AOL Deliverable on or before the due date specified on Attachment A; provided that AOL shall be entitled to a cure period of five (5) business days following such due date within which to complete its delivery. Any Ongoing Deliverable shall be deemed delivered if AOL has commenced delivery of such item and is continuing without default its delivery as of February 28, 1998; provided that AOL shall be entitled to a cure period of five (5) business days following any interruption in delivery of such AOL Deliverable within which to restore its ongoing delivery of such item. Notwithstanding the foregoing, the cure periods with respect to the AOL Deliverable relating to * * * requirements and the AOL Deliverable relating to * * * shall be only one (1) day. AOL shall be entitled to only one (1) cure period with respect to each AOL Deliverable; provided that (i) AOL shall be entitled to two (2) one-day cure periods with respect to the AOL Deliverable relating to * * * and (ii) there shall be no cure period with respect to the AOL Deliverable relating to* * *.

          (e) In the event that TS fails to deliver any "TS Deliverable" (as set forth in Attachment A), AOL may extend the due date set forth on Attachment A for any AOL Deliverable that (as indicated in Attachment
          A) depends on receipt of a TS Deliverable specified in Attachment A for a period equal to the number of days by which TS's delivery is overdue. AOL may toll its delivery of any Ongoing Deliverable until TS has delivered the TS Deliverable specified on Attachment A as necessary for the delivery of such AOL Deliverable. In the event that TS has not delivered any TS Deliverable as of February 28, 1998, any AOL Deliverable specified on Attachment A as corresponding to such TS Deliverable shall be deemed delivered by AOL as of such date. Except as otherwise expressly provided herein, (a) either party's failure to deliver its respective deliverables set forth in Attachment A shall not be deemed a breach of the Agreement and (b) following the expiration of the Additional Promotion Period, neither party shall be obligated with respect to any deliverables set forth on Attachment A other than (x) those deliverables that were required of such party pursuant to the Agreement (other than by reason of the Amendment) and
          (y) the * * * or the * * * program (each, as described herein), if any, that may be provided in the Extended Offline Promotion Period (as defined in Section V.C.1)."

          (f) Notwithstanding anything to the contrary herein, in connection with any * * * efforts directed to subscribers to the AOL Service that may be provided hereunder, AOL reserves the right to (i) approve all procedures, scripts and other materials used in connection with any such effort, such approval not to be unreasonably withheld, (ii) subject to the proviso at the end of this clause (ii), cease, or otherwise limit the amount, duration or frequency of, any such effort in the event AOL determines in its reasonable discretion that such effort (including, without limitation, any statement or claim made by TS in connection with such effort or the Services (e.g., comments made during a * * *call) is false or inaccurate or misrepresents or mischaracterizes the true nature of the Services or of any party's role in providing the Services and has resulted or is resulting in significant complaints by recipients of such efforts or material disruptions of AOL's relations with existing and potential customers, provided that AOL shall have provided to TS at least five (5) days prior written notice of its intention so to cease or limit such effort, which notice shall include a specific statement of the basis for such action, including reasonable evidence of such basis, and TS shall not have, within five
          (5) days of such notice, modified the terms of such effort or taken such other actions as shall be reasonably likely, in AOL's discretion, to (x) prevent a continuation or recurrence of the circumstances forming the basis of such notice or (y) remedy material harm to AOL's business arising from such prior occurrence (as the case may be); and
          (iii) monitor such efforts for quality assurance and for compliance with the terms and conditions hereof.

5. Section III.A.2 of the Agreement is amended to add at the end thereof the following:

          "Notwithstanding anything to the contrary in this Agreement, the parties agree that any Pop-Up Ads included by AOL with TS's approval subsequent to the Introductory Period and during the Term in excess of
          * * * shall be counted toward AOL's satisfaction of the * * * monthly requirement set forth in this Section III.A.2. The total Ad Value of all promotions and advertisements to be provided by AOL pursuant to this Section III.A.2 during the period from July 1, 1999, through June 30, 2000, shall be reduced by the amount of the Ad Value of the Additional Promotions provided by AOL pursuant to Section III.A.1 above, such reduction to be applied ratably to the Ad Value to be provided during such period."

6. Section III.A.4(a) of the Agreement is amended to add at the end thereof the following:

          "Notwithstanding   the  preceding  sentence,   during  the  Additional
          Promotion Period, AOL shall not deploy Pop-Up Ads having * * * ."

7.   Section  III.A.4  of the  Agreement  is amended  to add the  following  new
     Section III.A.4(d):

          "(d) Notwithstanding anything to the contrary in this Agreement, the parties agree that AOL may in its sole discretion replace any Pop-Up Ad required hereunder (or otherwise scheduled to be provided by AOL) with * * * (e.g., for purposes of fulfilling requirements of law or court order or issuing announcements regarding AOL members or AOL policies) (each an "Excluded Pop-Up"); provided that AOL delivers the replaced Pop-Up Ad as soon as reasonably possible thereafter (without resulting in simultaneous Pop-Up Ads) * * * ."

8.   Section V of the  Agreement  is amended to add the  following  new  Section
     V.B.6:

          "6. TS shall provide AOL biweekly with information with respect to any
          * * * efforts during the Additional Promotion Period and the Extended Offline Promotion Period (as defined herein) which is reasonably required for (a) measuring TS's efforts hereunder or (b) delivery of the applicable AOL Deliverable (and any other information mutually agreed upon by the parties), but in no event less information than would be required of TS pursuant to
          Section V.B.4 hereof."

9.   Section V of the Agreement is amended to add the following new Section V.C:

          "C. Additional Promotion Period.

     1. In addition to any other payments required hereunder (and in addition to any Warrant Shares due AOL pursuant to the Supplemental Warrant and any amendments thereto), TS shall pay to AOL Bounty Fees (as defined below) as follows:

          a. TS shall pay to AOL the applicable Bounty Fee for each Qualified End User (as defined below) who subscribes to the Long Distance Telecommunications Services (i) during the Additional Promotion Period or (ii) following the Additional Promotion Period but only insofar as such subscription following the Additional Promotion Period is the result of * * * efforts directed to subscribers to the AOL Service that may be provided hereunder; provided however, that, from and after the total number of Qualified End Users for which TS has paid AOL a Bounty Fee pursuant to this Amendment equals one million (1,000,000), , TS shall not, subsequent to such date, be required to pay any further Bounty Fees with respect to End Users acquired as a result of any such * * * efforts.

          b. A "Qualified End User" is an End User who remains an End User for at least thirty (30) consecutive days.

          c. On the first day of each month commencing March 1, 1998, TS shall pay AOL the aggregate amount of such Bounty Fees owing to AOL with respect to the preceding month (or the preceding 35 days, in the case of the first such payment).

          2. "Bounty Fee" means (i) with respect to any Qualified End User who subscribed to the Services on or before the Change Time (as defined below), $* * * and (ii) with respect to any Qualified End User who subscribed to the Services after the Change Time, $* * * , provided that the amount of any Bounty Fee payable to any Qualified End User (i) whose subscription is the result of * * * efforts directed to subscribers to the AOL Service and
     (ii) who subscribes to any Services at any time after the 120th day after the commencement of such * * * efforts will be one-half (1/2) of the amount set forth in clause (i) or (ii), as the case may be. "Change Time" means the time at which an aggregate of * * * persons or entities shall have subscribed to the Services since the Effective Date and become End Users (and regardless of whether such persons or entities shall then be End Users).

          3. In addition to any other payments required hereunder (and in addition to any Warrant Shares due AOL pursuant to the Supplemental Warrant and any amendments thereto) and provided that AOL shall have delivered the Ad Values of promotions and advertisements required by Sections III.A.1(a) and (b)
     to be provided during the Additional Promotion Period, on April 3, 1998, in consideration of the Additional Promotions and any additional promotion or marketing provided by AOL to TS during the Additional Promotion Period, TS shall pay to AOL a guaranteed, non-refundable amount (the "Excess Amount") equal to (i) $10,000,000 (or $3,000,000 in the event that the Additional Promotion Period is terminated as of February 28, 1998 pursuant to Section III.A.1(c) hereof) less (ii) the sum of (x) the aggregate Bounty Fees, if any, paid to AOL by TS prior to April 3, 1998, and (y) the product of (i) the Adjustment Value (as defined below) times (ii) the number of the Warrant Shares, if any, that shall have vested pursuant to the Supplemental Warrant as of March 31, 1998, with respect to the period between the Amendment Effective Date and the end of the Additional Promotion Period. "Holdings Share Price" shall mean the average of the closing prices (as defined in Section 6(d) of the Supplemental Warrant) for one (1) share of Holdings' Common Stock during each of the four (4) consecutive business days prior to April 3, 1998. The "Adjustment Value" shall mean the dollar figure that shall be determined using the schedule set forth in Attachment
     B. The Excess Amount shall be credited against any subsequent TS obligations to pay Bounty Fees pursuant to the Agreement on or after April 3, 1998 until the full amount of such Excess Amount shall have been so credited and, following payment of the Excess Amount to AOL, TS shall not be required to pay the Bounty Fees otherwise payable to AOL hereunder until such time as the aggregate amount of otherwise payable Bounty Fees equals the Excess Amount. TS shall thereafter commence payment of Bounty Fees to AOL as otherwise provided herein."

10.  The following new Section V.D is added to Section V of the Agreement:

     "D. Offline Marketing Costs. TS shall be responsible for all costs and expenses associated with (a) any * * * efforts by TS or AOL or either party's agents, (b) any * * * efforts by AOL or its agents (including, without limitation, any related * * * efforts) and (c) any * * * efforts by AOL or its agents (specifically including Incentive Payments, as defined below, if any, and specifically excluding any television or print media marketing campaigns) (collectively, the "Offline Marketing Costs"); provided that all Offline Marketing Costs incurred by AOL shall be approved in writing in advance by TS. The Offline Marketing Costs shall not be included in the calculation of Actual Services Costs. Except with respect to the Estimated * * * Costs (as defined below), TS shall pay AOL within thirty (30) days of receipt of a monthly invoice from AOL detailing the Offline Marketing Costs for the preceding month. Subject to TS' right to approve in advance all Offline Marketing Costs, as provided above, TS shall pay AOL in advance with respect to the Offline Marketing Costs for any * *
     * efforts in an amount equal to AOL's reasonable estimate for the costs of each effort that AOL provides to TS reasonably in advance of the dates payments are due (such estimated costs, the "Estimated * * * Costs"). which Estimated * * * Costs shall be payable on the first day of each month (subject to AOL's having provided the estimate for such month), commencing March 1, 1998, with respect to Estimated * * * Costs for such month. As promptly as reasonably possible after the end of each month, AOL shall provide TS with a statement detailing the Offline Marketing Costs incurred for any * * * efforts in such month and, to the extent the aggregate Costs included on such statement are less than the Estimated * *
     * Costs previously paid by TS to AOL with respect to such month, AOL shall promptly pay to TS the amount of such difference and, to the extent the aggregate Costs included on such statement are greater than the Estimated *
     * * Costs previously paid by TS to AOL with respect to such month, TS shall promptly pay to AOL the amount of such difference. The parties will mutually agree on how to allocate any costs and expenses other than the Offline Marketing Costs associated with any further offline marketing and promotional activities occurring during the remainder of the Term, including, without limitation, any joint promotional offers with respect to both the AOL Service and the Long Distance Telecommunications Services." "Incentive Payments" shall mean such payments as TS may elect to fund, at its option, pursuant to incentive programs to be implemented for * * * agents, which programs will be in form and substance to be mutually agreed upon by the parties.

11.  The  following  new Sections  V.F.1 and V.F.2 are added to Section V of the
     Agreement:

          "1. Substantially concurrently herewith, TS and Holdings are entering into a written agreement with CompuServe Interactive Services, Inc. ("CompuServe") with respect to the exclusive marketing of TS's telecommunications services by CompuServe (the "CompuServe Agreement") on the CompuServe Service (as defined in the CompuServe Agreement). In the event a Change Event occurs, AOL shall pay, or shall cause CompuServe to pay, TS within thirty (30) days of such Change Event an amount (the "Repayment Amount") which shall be calculated in accordance with Attachment E hereto; provided that, with respect to that portion of the Repayment Amount allocable to the Base Payment (the "Base Payment Portion"),, AOL may, at its option, elect, in lieu of paying the Base Payment Portion, to provide TS with an additional amount of promotion and marketing with respect to either the AOL Service or the CompuServe Service (as mutually agreed upon by the parties) (the "Change Event Promotions") with a value, as measured and calculated using the Ad Value, as defined herein, if the parties elect to deliver the Change Event Promotions with respect to the AOL Service, and the "Ad Value" (as defined in the CompuServe Agreement), if the parties elect to deliver such promotions with respect to the CompuServe Service, equal to (a) * * * times (b) the amount of the Base Payment Portion. For purposes of Attachment E: (i) "Credit Amount" shall mean, as of the date of the Change Event, the aggregate amounts theretofore credited to TS pursuant to Sections V.C.1(b) and (c); (ii) "Measurement Date" means the date sixty (60) days subsequent to the Effective Date; and
     (iii) "Change Event" means * * *. Immediately following the Change Event, the parties shall cause the CompuServe Agreement to be terminated; provided that such termination shall not affect the advertising to be delivered pursuant to Section V.F.1 (in the event AOL elects to deliver such advertising in lieu of paying the Base Payment Portion due to TS in connection with a Change Event). TS hereby expressly acknowledges and agrees that neither the CompuServe online service (however defined in this Agreement or the CompuServe Agreement) nor the end users thereof (including, without limitation, "End Users" as defined in the CompuServe Agreement) are or shall be deemed to be within the scope of this Agreement (including, without limitation, the exclusivity provisions set forth in Section VI.A hereof), (i) by reason of the consummation of AOL's recent acquisition of CompuServe Interactive Services, Inc. (or the fact of such acquisition) or (ii) based on the facts known to TS existing as of the execution date of this Amendment.

          3. Unless and until a Change Event shall have occurred, (a) no user of the TS telecommunications services marketed thereunder pursuant to the CompuServe Agreement (the "TS/CS Services") shall for any purposes of this Agreement (excluding any purpose related to the Supplemental Warrant) be, or be deemed to be, an "End User" as defined and used herein, (b) the TS/CS Services shall not be, or be deemed to be, "Services" as defined and used herein, (c) no revenues generated under or by reason of the CompuServe Agreement shall form a part of, or in any respect be included in, "Gross Revenues" as defined and used herein, and (d) TS's exclusivity rights set forth in Section VII.A herein shall not apply in any manner to CompuServe's marketing of the TS/CS Services.

          4. From and after the date a Change Event shall have occurred, (a) each user of the TS/CS Services shall for all purposes of this Agreement and the Warrants be, and shall be deemed to be, an "End User" as defined and used herein, (b) the TS/CS Services shall be, and shall be deemed to be, "Services" as defined and used herein, (c) all revenues generated under or by reason of the CompuServe Agreement shall form a part of, and be included in, "Gross Revenues" as defined and used herein, and (d) TS's exclusivity rights set forth in Section VII.A herein shall apply to CompuServe's marketing of the TS/CS Services; provided that, to the extent that the CompuServe Service shall be operated as a separately accessible online service (e.g., subscribers are not required to access the service by first accessing the America Online brand service) (and without acknowledgment or agreement by AOL that such CompuServe Service satisfies the definition of AOL Service set forth Section I.A.9 hereof), AOL agrees that TS shall continue to have the access, linkage, designated area, display and other similar rights within and with respect to such CompuServe and the billing and servicing of any End Users thereon that are provided in the CompuServe Agreement."

          5. AOL hereby consents to TS' and Holdings' entering into, and performing under, the CompuServe Agreement and agrees that, in and of itself, such conduct shall not constitute a breach by TS or Holdings of
     Section VII.A.6 of this Agreement or require the payment of any override pursuant thereto.

12.  The  following  clause  (iv) is added to the end of  Section  XI.A.2 of the
     Agreement:

          "and (iv) any claim relating to (a) the content of any statement or claim made by TS in connection with the Services or (b) the content of any promotion, advertisement or other marketing (whether offline or online, including * * *) relating to the Services (excluding any content that was submitted by AOL), which content AOL (x) advised TS that it was not reviewing, (y) did not receive from TS or was not otherwise provided a reasonable opportunity to review or (z) reviewed and provided comments, suggestions or input that were not reflected by TS in the content (and the claim is based on the content that was not reflected)."

13. The parties hereby agree to execute an amendment to the Supplemental Warrant (the "Warrant Amendment"), as soon as reasonably practicable following the Amendment Effective Date, which shall provide that each "End User" (as defined in the CompuServe Agreement) acquired through the CompuServe Service shall be included in the calculation of Warrant Shares pursuant to Section 1(a) of the Supplemental Warrant. Until such time as the parties have executed the Warrant Amendment, this paragraph shall serve as a valid amendment to the Supplemental Warrant and shall be fully self-executing in all respects.

14. The parties hereby agree that (a) the number of End Users who subscribed to the Long Distance Telecommunications Services between the Effective Date and December 31, 1997, is a minimum of * * * and (b) the number of End Users who subscribed to the Long Distance Telecommunications Services between December 31, 1997, and January 25, 1998 is * * *. The parties acknowledge that AOL is utilizing the figure of * * * net End Users as of December 31, 1997 for purposes of calculating the number of Warrant Shares due to AOL as of such date; provided that, to the extent the actual number of net End Users from the period between the Effective Date and December 31, 1997 is greater than * * * (the "Excess End Users"), then TS shall continue to be responsible to provide AOL Warrant Shares in consideration of such actual Excess End Users as of December 31, 1998.

15. This Amendment does not, and shall not be construed to, modify any term or condition of the Agreement (including, without limitation, any payment obligations under the Agreement) other than those specific terms and conditions expressly referenced in this Amendment. Except as herein provided, the Agreement shall remain unchanged and in full force and effect. In the event of any inconsistency or discrepancy between the Agreement and this Amendment, the terms and conditions set forth in this Amendment shall control. Neither party shall be bound by, and each party specifically objects to, any term, condition or other provision that is different from or in addition to the provisions of this Amendment and the Agreement (whether or not it would materially alter this Amendment or the Agreement) and which is proffered by the other party in any correspondence or other document, unless the party to be bound thereby specifically agrees to such provision in writing in accordance with the terms of the Agreement. This Amendment may be executed in multiple counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same document. This



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



     Amendment shall be governed by the internal laws of the State of New York, without giving effect to the principles of conflict of laws thereof.








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